Exhibit 10.1

August 11, 2023

Earl Douglas

Re:    Employment Letter of Agreement (“Agreement”)

Dear Earl,

Allogene Therapeutics, Inc. (“Allogene” or the “Company”) is pleased to offer you employment on the following terms and conditions.

1.Title; Reporting; Duties.
(a)When you commence employment with Allogene, you shall be employed in the position of SVP, General Counsel, shall report directly to David Chang, Chief Executive Officer and shall perform the duties and responsibilities that the Company assigns to you.
(b)You shall devote substantially all of your business time, attention and energies to the business and affairs of Allogene and shall not during the period of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, Allogene.
(c)You will be considered an onsite employee, generally working at headquarters, 210 E. Grand Ave, South San Francisco, CA.
(d)Notwithstanding the foregoing, the Company may change your title, position, duties, supervisor and work location from time to time as it deems appropriate.
2.Compensation.
(a)Base Salary. You shall receive base salary paid at the rate of four hundred sixty-five thousand dollars ($465,000) per year, payable in accordance with Allogene’s payroll practices. You may be eligible to earn a merit-based increase to your base salary at the sole discretion of the Company as part of the annual performance review process, which in your first year of employment will be prorated based on your start date.
(b)Bonus. Provided that you remain employed through the end of the calendar year, you may be eligible to earn an annual performance bonus at the sole discretion of the Company in an amount up to a target of forty-five percent (45%) of your base salary (the “Annual Bonus”). The Annual Bonus is designed to reward performance and encourage retention of employees, and will be based upon the Company’s assessment of your performance and the Company’s attainment of targeted goals as set by the Company in its sole discretion. Following the close of each calendar year, the Company will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. If you began employment during a calendar year and remained employed through the end of that year, you may be eligible to receive a prorated bonus based upon the time of your employment with the Company for that year. Notwithstanding the foregoing, no amount of Annual Bonus is guaranteed, and for employee retention purposes, you must be employed with Company through the end of the calendar year and on the Annual Bonus payment date to be eligible to earn an Annual Bonus. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year.
(c)Withholding. Allogene shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable under this Section 2.
3.Options. Subject to the approval of the Board of Directors (the “Board”), or an authorized committee thereof, you shall be granted a stock option award having an aggregate grant date value of $2.7 million for the purchase of shares of Allogene’s common stock (the “Common Stock”) on the grant date. The grant date value will be calculated in accordance with the Black-Scholes option valuation methodology or such other methodology as the Board or the Compensation Committee of the Board may determine prior to the grant of such award (with the shares covered by the award rounded down to the nearest whole share). Such grant shall be evidenced by an option agreement (the “Option Agreement”) to be entered into by and between you and the Company. The exercise price per option share will be equal to the fair market value per share of the Company’s common stock as of the date that such Option is granted by the Board. The Option shall have a 10-year term and shall vest and become exercisable as follows: (i) 25% upon the first anniversary date of your employment start date (the “Initial Vesting Date”); and thereafter (ii) the remaining unvested options shares shall vest in 36 equal monthly installments following the Initial Vesting Date and measured from the first anniversary of the Initial Vesting Date. In the event of a conflict between this Agreement and the Option Agreement, the terms of the Option Agreement shall control.
4.RSUs. Subject to the approval of the Board, or an authorized committee thereof, you shall be granted a restricted stock unit award (“RSU”) in the amount of a number of shares equal to $1.35 million divided by the closing price per share of the Company’s Common Stock on The NASDAQ Global Select Market on the grant date (with the shares covered by the award rounded down to the nearest whole share). Such grant shall be evidenced by a Restricted Stock Unit Agreement (the “Award Agreement”) to be entered into by and between you and the Company. The RSU shall vest in four (4) equal annual installments as of the annual anniversary of the 20th calendar day of the month of your Start Date. In the event of a conflict between this Agreement and the Award Agreement, the terms of the Award Agreement shall control.
5.Performance RSU. Subject to the approval of the Board, or an authorized committee thereof, you shall be granted an additional restricted stock unit (“Performance RSU”) in the amount of a number of shares equal to $450,000 divided by the closing price per share of the Company’s Common Stock on The NASDAQ Global Select Market on the grant date (with the shares covered by the award rounded down to the nearest whole share). Such grant shall be evidenced by a Restricted Stock Unit Agreement (the “Performance Award Agreement”) to be entered into by and between you and the Company. In the event of a conflict between this Agreement and the Performance Award Agreement, the terms of the Performance Award Agreement shall control. The Performance RSU shall vest in two (2) equal installments, with (a) the first installment to 50% of these will vest when ALLO achieves an $18.00 share price (30-day weighted average - no later than March 22, 2026) and 50% will vest upon the first ALLO product FDA Approval (no later than March 22, 2028).
6.Sign-On Advance. You will receive a sign-on advance in the amount of thirty thousand dollars ($30,000), subject to standard payroll deductions and withholdings, payable within thirty (30) days after your employment start date (the “Sign-On Advance”). The Sign-On Advance will be considered earned only if you successfully complete one (1) year of continuous employment with the Company. If within your first year of employment with the Company: (a) you resign your employment, or (b) the Company terminates your employment for Cause (as defined below), then you agree to pay back the entire amount of the Sign-on Advance within ten (10) days after your employment termination date. For purposes of this Agreement, “Cause” will mean any one or more of the following: (a) commission of any felony or crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of your contractual, statutory or common law duties to the Company (including violation of any provision or obligation under this Agreement); (d) your failure to satisfactorily perform your job duties as assigned by the Company; (e) intentional damage to any property of the Company; or (f) misconduct or other violation of Company policy that causes or reasonably could cause harm.
7.Expenses. Allogene will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Allogene upon timely receipt by Allogene of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement and approval policy as may from time to time be adopted by Allogene.
8.Benefits. As a regular full-time employee, you shall be entitled to participate in the employee benefits made available to similarly situated employees, in accordance with the terms of such benefits plans and programs and company policies. Information regarding these employee benefits is available upon request and in the official plan documents, summary plan descriptions, and applicable summaries. The Company, in its sole discretion, has the right to amend or terminate any benefit plan, program or Company policy at any time and without prior notice.
9.Representations and Warranties. You hereby represent and warrant as follows:
(a)By accepting the Company’s offer of employment, you represent that you have no agreements, relationships, or commitments with any other person or entity that conflict with your obligations to the Company.

(b)You have the full right, power and legal capacity to enter and deliver this Agreement and to perform your duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the parties, enforceable against each in accordance with its terms. No approvals or consents of any persons or entitles are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.
(c)You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of any former employer that are not generally available to the public, unless you have obtained written authorization from the former employer for their possession and use and provided the Company with a copy thereof.
10.Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:
(a)completion of reference checks and background check, and may be contingent upon a drug screen, each to the reasonable satisfaction of Allogene; and
(b)satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment, and you agree to assist as needed at the Company’s request to meet these conditions.
(c)execution of Allogene’s form of Employee Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of Allogene’s proprietary information, among other obligations;
(d)Notwithstanding the foregoing, this offer may be withdrawn by Allogene at any time prior to its execution by the parties.
11.Employment-at-will and Termination. Your employment shall be at-will. Accordingly, you may terminate your employment with Allogene at any time and for any reason whatsoever, with or without advance notice, simply by notifying Allogene in writing. Similarly, Allogene may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by the Company’s General Counsel and you. The employment terms contained in this Agreement supersede any other agreements and promises made to you by Allogene or any representative on its behalf, whether oral, written or implied.
12.No Reliance by You on Promise or Representation Not in this Agreement. In accepting employment with Allogene and signing this Agreement, you agree that you are not relying on any representation, promise or inducement that has been made by Allogene or any representative on its behalf that is not explicitly stated in this Agreement. Allogene is not bound by and will not be liable for any representation, promise or inducement that is not explicitly stated in this Agreement.
13.Governing Law. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws, except as provided in Section 13.
14.Arbitration. To the maximum extent permitted by law, any dispute between the parties, including but not limited to those arising out of, or relating to, this Agreement, shall be exclusively decided by binding arbitration in accordance with the terms of the Arbitration Agreement (should you opt to sign the Arbitration Agreement), which is attached as Exhibit B and incorporated into this Agreement. The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to the Arbitration Agreement. To the extent that the Federal Arbitration Act is inapplicable, the terms of the Arbitration Agreement shall be construed in accordance with California law.
15.Miscellaneous.
(a)This Agreement, and your rights and obligations hereunder, may not be assigned. Allogene may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, provided the assignee entity which succeeds to Allogene expressly assumes Allogene’s obligations hereunder and complies with the terms of this Agreement.
(b)This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto. The Company’s signatory must be an officer who is authorized by the Company to enter into such an amendment.
(c)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
(d)This Agreement, including its Exhibits A and B, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter of the Agreement. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
16.Certification of Qualifications. By accepting employment, you certify that the information you provided to Allogene about your experience, education and other qualifications for employment has been accurate and complete.
If you wish to accept employment at Allogene under the terms described above, please sign and date this Agreement, and return it to me. If you accept this offer, we would like you to start employment on August 14, 2023, or as mutually agreed.
We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

/s/ Susie Lundeen
Susie Lundeen
Chief People Officer
Allogene Therapeutics, Inc.

Understood and Accepted:

/s/ Earl Douglas	Aug 11, 2023
Earl Douglas	Date

EXHIBIT A
Employee Confidential Information and Invention Assignment Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Allogene Therapeutics, Inc., its direct and indirect subsidiaries, parents, affiliates, predecessors, successors and assigns (together “Company”), and the compensation and benefits provided to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”), which will be deemed effective as of the first day of my employment with the Company:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Recognition of Company's Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company's Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company's Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal State, or local government official, either directly o; indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
1.2 Confidential Information. The term "Confidential Information" shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know- how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential Customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with any federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENTS OF INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Attachment 1 is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Attachment 1 and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors- in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”), as detailed on Attachment 2.

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product.

(a) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b) I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company's request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, OR CONTRACTORS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact.

6. REASONABLENESS OF RESTRICTIONS.

6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2 In the event that a court or arbitrator finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Company and I agree that the court or arbitrator will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.3 If the court or arbitrator declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7. NO DISPARAGEMENT. I agree that, during my employment with the Company and after the termination of my employment for any reason, I will not disparage the Company, its officers, directors, managers, employees, consultants, shareholders, or agents, in any manner likely to be harmful to it or their business, business reputation or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall prohibit me from making truthful statements or disclosures required by applicable law, regulation or legal process; or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or requesting or receiving confidential legal advice. Nothing in this Agreement shall limit my right to make truthful statements in the proper performance of my job duties for the Company, discuss my employment, or report possible violations of law or regulation with the SEC, EEOC, DOL, NLRB, OSHA or other federal government agency or similar state or local agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the NLRA, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

8. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my employment by Company does not and will not breach any agreement with any former employer or third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.

9. RETURN OF COMPANY PROPERTY. Subject to the nondisclosure requirements of Section 1.1 above, upon termination of my employment or upon Company’s request at any other time, I will deliver to Company any and all of Company’s property and equipment and any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company access to any such personal systems as reasonably requested to search for, copy and/or delete such information, and upon my employment termination I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s Termination Certificate; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

10. LEGAL AND EQUITABLE REMEDIES.

10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2 In the event Company enforces this Agreement through a court or arbitration order, I agree that the restrictions of Sections 5 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11. NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

13. GENERAL PROVISIONS.

13.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, direct and indirect subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause or advance notice.

13.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
13.9 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant (except Subsection 2.4 and 2.7(a)) or employee if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

EMPLOYEE:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL. I HAVE ALSO COMPLETELY FILLED OUT ATTACHMENT 1.

COMPANY:

ACCEPTED AND AGREED:

/s/ Earl Douglas		/s/ Susie Lundeen
(Signature)		(Signature)
By:	Earl Douglas	By:	Susie Lundeen
Title:	SVP, General Counsel	Title:	Chief People Officer
Date:	Jun 23, 2023	Date:	April 4, 2023
Address:		Address:	210 E. Grand Avenue, South San Francisco, CA 94080

ATTACHMENT 1
PRIOR INVENTIONS

TO:	Allogene Therapeutics, Inc.
FROM:	Earl Douglas
DATE:	Jun 23, 2023
SUBJECT:	Prior Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Allogene Therapeutics, Inc. (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☒	No inventions or improvements
☐	See below:

☐ Additional sheets attached.
2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐ Additional sheets attached.

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ATTACHMENT 2
LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(a) Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

(b) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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EXHIBIT B
Arbitration Agreement

Arbitration Agreement

I recognize that disputes may arise between Allogene Therapeutics, Inc. (the “Company”) and me during or following my employment with the Company, and that those disputes may or may not be related to my employment. To address this possibility and facilitate efficiency and swift resolution, I am voluntarily agreeing to enter into this Arbitration Agreement (“Agreement”) to determine how any such disputes will be resolved. The parties understand and agree that by entering into this Agreement, they anticipate gaining the benefits of a speedy, impartial, final and binding dispute-resolution procedure. Entering into this Agreement is entirely voluntary and is not a condition of employment, for continued employment, or for the receipt of any employment- related benefit.

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I (and no other party) may have against (1) the Company; (2) the Company’s officers, directors, employees or agents in whatever capacity; (3) the Company’s parent, subsidiary and affiliated entities; (4) the Company’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents (except claims under an employee benefit or pension plan that specifies a different claims process; and/or (5) all successors and assigns of any of them. The Federal Arbitration Act (9 U.S.C., Sections 1-16) (“FAA”) shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular claim or claims, the arbitration law of the state in which I work or last worked for the Company shall apply.

Arbitrable claims include, but are not limited to: claims for wages/other compensation due and any related claims; claims for breach of any contract or covenant (express or implied); tort claims; claims for retaliation; claims for harassment; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition); claims for benefits (except as noted above); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance. The following claims are not covered by this Agreement: claims for Workers’ Compensation or Unemployment Insurance benefits; claims pending against the Company at the time I sign this Agreement in any forum; and claims that as a matter of law cannot be subject to arbitration.

Both the Company and I hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any claim or dispute covered by this Agreement. Both the Company and I agree that neither of us shall initiate or prosecute any lawsuit in any way related to any claim covered by this Agreement to arbitrate, except that this Agreement does not prohibit the filing of or pursuit of relief through the following: (i) seeking temporary or preliminary injunction relief as is otherwise available by law, (ii) an administrative charge to any federal, state or local equal employment opportunity or fair employment practices agency, (iii) an administrative charge to the National Labor Relations Board, or (iv) any other charge filed with or communication to a federal, state or local government office, official or agency.

The arbitration will be held before a neutral arbitrator under the auspices of JAMS. The arbitration shall take place in the county (or comparable government unit) in which I am or was last employed by the Company, and, except as provided above, no dispute affecting my rights or responsibilities shall be adjudicated in any other venue or forum. The arbitration shall be held in accordance with
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its then-current Employment Arbitration Rules & Procedures (and no other JAMS rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration. I understand that the Company will provide me a written copy of those rules upon my request. The Arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”), and shall be selected pursuant to the JAMS rules.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Federal Rules of Evidence shall apply. The Arbitrator shall have the power to award any types of legal or equitable relief that would be available under applicable law, shall have the authority to compel adequate discovery for the resolution of the dispute, and shall render an award and written opinion, which shall include the factual and legal basis for the award. The arbitration decision shall be final and binding upon the parties.

Questions regarding the enforceability, interpretation, scope, applicability or coverage of this Agreement (including whether an issue is subject to arbitration under this Agreement) shall be decided by the Arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the Arbitrator. Pursuant to the FAA, issues of contract formation and enforcement relating to this Agreement shall be governed by and decided under the internal laws of the State of California, without regard to conflict of law rules.

The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator. Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any. However, if any party prevails on a claim which affords the prevailing party attorneys’ fees and/or litigation costs, then the Arbitrator shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

To the maximum extent permitted by law, all claims, disputes, or causes of action under this Agreement, whether by me or the Company, and including individual claims under PAGA for Labor Code violations based solely on the party’s alleged individual Labor Code violations, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, collective, or representative proceeding. The enforcement of the provisions of this arbitration procedure, including those that waive the ability to proceed on a class, collective or representative basis, shall be interpreted and applied by a court of competent jurisdiction, and not by an arbitrator.

It is the intent of the parties that any dispute covered by this arbitration procedure will be arbitrated on an individual basis only, and, unless prohibited by applicable law, the parties mutually waive their right to bring, maintain, participate in, or receive money from, any class, collective, or representative proceeding. Further, no dispute between the parties may be brought in arbitration under this arbitration procedure on behalf of others as a class or collective action or other representative proceeding, including a PAGA claim alleging violations affecting others. The arbitrator may not preside over any form of a class, collective, or representative proceeding.

With the written consent of all parties, the arbitrator may consolidate claims filed by multiple individuals each on their own behalf, in a single arbitration proceeding, so long as the arbitrator
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does not certify (conditionally or otherwise) a collective, class, or representative action that includes individuals who have not themselves already submitted their own individual claims.

In the event the foregoing waiver to proceed in arbitration on a class, collective, or representative basis, or any provision or portion thereof, is found to be unenforceable or contrary to law, then any claim brought on such a basis must proceed in a court of competent jurisdiction, and the court, not an arbitrator, shall be the exclusive forum for any class, collective, or representative claim.

Except where prohibited by law, the Company and I agree that any arbitration, including, without limitation, discovery, documents produced and/or entered into evidence, hearings, legal briefing and the final award, shall be confidential, although the final award may be disclosed as necessary to confirm the award and obtain entry of a final judgment by a court of competent jurisdiction. The Company and I further agree that we will execute written confidentiality agreements in order to ensure arbitration remains confidential.

This Agreement shall survive the termination of my employment and the expiration of any benefit plan. It can only be revoked by a writing signed by both the Company’s General Counsel and me specifically stating the intent to revoke this Agreement.

This is the complete agreement of the parties on the subjects covered, and supersedes any prior or contemporaneous oral or written understandings on the subjects addressed in this Agreement; provided, however, that if this Agreement is held to be unenforceable for any reason, then any prior arbitration agreement between the Company and me shall survive. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement. This Agreement only can be modified in a written agreement signed by the parties.

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the agreement. All other provisions shall remain in full force and effect. If necessary, to effectuate the intent of the parties to resolve the specified disputes through arbitration, a court of competent jurisdiction should reform this arbitration procedure. If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision will be severed and the remainder of this Agreement will remain enforceable.

I understand that nothing in this Agreement affects the at-will nature of my employment with the Company, and that my employment may be terminated by either party, at any time, with or without cause or advance notice.

I acknowledge that I have carefully read this Agreement, that I understand its terms and that I have entered into the Agreement voluntarily and not in reliance of any promises or representations by the Company other than those contained in the Agreement. I have been given the opportunity to ask questions about the Agreement. I understand that by signing this Agreement, I am giving up my right to a jury trial. Further, I understand that I can choose not to enter into this Agreement without penalty, but have decided to voluntarily enter into the Agreement to facilitate resolution of any future disputes.

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Date:	Jun 23, 2023		/s/ Earl Douglas
Employee Signature
Earl Douglas
Printed Name of Employee

Date:	Apr 4, 2023	ALLOGENE THERAPEUTICS, INC.
		By:	/s/ Susie Lundeen
Susie Lundeen, Chief People Officer
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